Exhibit 99.12

Consent of Perella Weinberg Partners LP

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 of Allscripts-Misys Healthcare Solutions, Inc. (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus/Information Statement of Allscripts-Misys Healthcare Solutions, Inc. and Eclipsys Corporation, which is part of the Registration Statement, of our opinion dated June 8, 2010 appearing as Annex H to such Joint Proxy Statement/Prospectus/Information Statement, and to the description of such opinion and to the references to our name contained therein under the headings “Summary of the Joint Proxy Statement/Prospectus/Information Statement — Opinion of Perella Weinberg, Financial Advisor to the Eclipsys Board of Directors”, “The Merger — Background of the Merger”, “The Merger — Recommendation of the Eclipsys Board of Directors and Its Reasons for the Merger” and “The Merger — Opinion of Perella Weinberg, Financial Advisor to the Eclipsys Board of Directors”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Perella Weinberg Partners LP PERELLA WEINBERG PARTNERS LP

New York, New York

July 13, 2010